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The Board of Directors
Beasley Broadcast Group, Inc.





We consent to incorporation by reference in the registration statement on Form S-8 of Beasley Broadcast Group, Inc. (Beasley) of our report dated February 11, 2000, relating to the combined balance sheets of Beasley as of December 31, 1999, and 1998, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Beasley.




KPMG LLP

/s/ KPMG LLP

Tampa, Florida
June 29, 2000